Exhibit 99.1

CSB BANCORP, INC. REPORTS THIRD QUARTER EARNINGS

Third Quarter Highlights

	Quarter Ended September 30, 2016	Quarter Ended September 30, 2015
Diluted earnings per share	$0.61	$0.57
Net Income	$1,694,000	$1,556,000
Return on average common equity	10.29%	10.27%
Return on average assets	1.03%	0.98%

Millersburg, Ohio – October 25, 2016 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced third quarter 2016 net income of $1,694,000 or $.61 per basic and diluted share, as compared to $1,556,000 or $.57 per basic and diluted share for the same period in 2015. For the nine month period ended September 30, 2016 net income totaled $4,785,000, compared to $4,415,000 for the same period last year, an increase of 8%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 10.29% and 1.03%, respectively, compared with 10.27% and 0.98% for the third quarter of 2015.

Eddie Steiner, President and CEO stated, “We are pleased to report strong third quarter earnings. As part of our commitment to generate returns for our shareholders, we have increased the quarterly dividend by 5% to $.20 per share. We expect to pay approximately $2.1 million in dividends this year, bringing total dividends paid to shareholders over the past 10 years to more than $19 million.”

Revenue, on a fully-taxable equivalent basis, totaled $6.7 million during the quarter, a 7% increase from the prior-year third quarter. Net interest income increased $429 thousand in the third quarter of 2016 compared to the same period in 2015, driven primarily by growth in average loans outstanding of $49 million and a lower cost of funds. Net interest margin of 3.61% compared favorably to 3.43% for third quarter 2015, an increase of  0.18% from the year earlier period.

Noninterest revenue declined by $24 thousand, or 2%, in the third quarter of 2016 compared to 2015. The decline reflects decreases in gain on sale of mortgage loans and service charges on deposit accounts, partially offset by increases in interchange fees and trust income.

Noninterest expense amounted to $4 million during the quarter, an increase of $50 thousand or 1% from third quarter 2015. The Company’s third quarter efficiency ratio amounted to 59.2% as compared to 62.4% for the same quarter in the prior year. Salary and employee benefits rose $97 thousand, or 4%, on a quarter over prior year quarter with increases in salary, healthcare coverage and employment taxes.

Federal income tax provision totaled $740 thousand in third quarter 2016, compared to $687 thousand for the same quarter in 2015 reflecting a slightly improved effective tax rate approximating 30% for the comparable quarters.

Average total assets during the quarter amounted to $654 million, an increase of $21 million, or 3%, above the same quarter of the prior year. Average loan balances of $457 million increased $49 million, or 12%, from the prior year third quarter while average securities balances of $145 million decreased $3 million or 2% as compared to third quarter 2015.

Average commercial loan balances for the quarter, including commercial real estate, increased $31 million, or 11%, from prior year levels. Average residential mortgage balances increased $9 million, or 11%, over the prior year’s quarter. Average home equity balances increased $4 million, or 11%, and average consumer credit balances increased $4 million, or 48%, versus the same quarter of the prior year.

Delinquent loan balances as of September 30, 2016 amounted to 0.82% of total loans as compared to 0.73% at September 30, 2015. Nonperforming assets totaled $2.8 million, or 0.62%, of total loans plus other real estate, an increase from $2.0 million, or 0.49%, of total loans plus other real estate at September 30, 2015. The allowance for loan losses amounted to 1.08% of total loans on September 30, 2016 as compared to 1.12% at September 30, 2015.

Net loan charge-offs during third quarter 2016 were $153 thousand, or 0.05% annualized, compared to third quarter 2015 net loan charge-offs of $138 thousand.

Average deposit balances for third quarter 2016 totaled $520 million, an increase of $17 million, or 3%, from the prior year’s third quarter. Within the deposit category, average noninterest-bearing account balances for the third quarter increased by $13 million, or 9%, above the same period in the prior year. Average interest-bearing checking, money market and traditional savings balances increased $13 million, or 6%, from year ago levels, while average time deposit balances decreased $9 million, or 7%, from third quarter 2015. In addition to the changes in average deposit balances, the average balance of securities sold under repurchase agreement during the third quarter of 2016 decreased by $1 million, or 2%, compared to the average for the same period in the prior year. Repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts.

Shareholders’ equity totaled $65.8 million on September 30, 2016 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 9.3% on September 30, 2016, as compared to 8.8% on September 30, 2015. The Company declared a third quarter dividend of $0.20 per share producing a yield of 3.2% based on the September 30, 2016 closing price of $25.17.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $654 million as of September 30, 2016. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas and Stark counties and Trust offices located in Millersburg, North Canton and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330-763-2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2016 3rd Qtr	2016 2nd Qtr	2016 1st Qtr	2015 4th Qtr	2015 3rd Qtr	2016 9 months	2015 9 months
EARNINGS
Net interest income FTE (a)	$5,597	$5,539	$5,373	$5,262	$5,150	$16,509	$15,496
Provision for loan losses	164	165	164	—	—	493	389
Other income	1,095	1,097	992	1,071	1,119	3,184	3,353
Other expenses	3,994	4,062	3,989	3,930	3,944	12,045	11,866
FTE adjustment (a)	100	93	88	89	82	281	239
Net income	1,694	1,611	1,480	1,607	1,556	4,785	4,415
Diluted earnings per share	0.61	0.59	0.54	0.59	0.57	1.74	1.61

PERFORMANCE RATIOS
Return on average assets (ROA)	1.03%	1.00%	0.93%	0.98%	0.98%	0.99%	0.94%
Return on average common equity (ROE)	10.29%	10.14%	9.48%	10.41%	10.27%	9.99%	9.95%
Net interest margin FTE (a)	3.61%	3.65%	3.57%	3.39%	3.43%	3.61%	3.51%
Efficiency ratio	59.23%	60.76%	62.20%	61.55%	62.42%	60.70%	62.64%
Number of full-time equivalent employees	165	166	162	161	161

MARKET DATA
Book value/common share	$23.98	$23.49	$22.90	$22.35	$22.09
Period-end common share mkt value	25.17	25.20	24.25	24.50	24.20
Market as a % of book	104.96%	107.28%	105.90%	109.62%	109.55%
Price-to-earnings ratio	10.80	11.00	10.78	11.14	11.31
Cash dividends/common share	$0.20	$0.19	$0.19	$0.19	$0.19	$0.58	$0.57
Common stock dividend payout ratio	32.79%	32.20%	35.19%	32.20%	33.33%	33.33%	35.40%
Average basic common shares	2,742,242	2,742,242	2,741,379	2,739,664	2,739,405	2,741,956	2,739,405
Average diluted common shares	2,742,242	2,742,242	2,741,379	2,741,243	2,742,455	2,741,956	2,742,407
Period end common shares outstanding	2,742,242	2,742,242	2,742,242	2,740,996	2,739,405
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$69,022	$69,104	$66,499	$67,154	$66,294

ASSET QUALITY
Gross charge-offs	$346	$18	$10	$104	$95	$374	$244
Net (recoveries) charge-offs	318	14	(179)	(30)	25	153	138
Allowance for loan losses	5,002	5,156	5,005	4,662	4,632
Nonperforming assets (NPAs)	2,849	2,806	1,915	1,681	2,018
Net charge-off (recovery) /average loans ratio	0.27%	0.01%	(0.17)%	(0.03)%	0.02%	0.05%	0.04%
Allowance for loan losses/period-end loans	1.08	1.14	1.15	1.10	1.12
NPAs/loans and other real estate	0.62	0.62	0.44	0.40	0.49
Allowance for loan losses/nonperforming loans	177.61	188.59	261.35	277.35	229.54

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	9.34%	9.19%	9.11%	8.69%	8.81%
Average equity to assets	10.02	9.88	9.77	9.38	9.50
Average equity to loans	14.33	14.29	14.63	14.99	14.73
Average loans to deposits	87.89	86.71	83.55	77.95	81.21

AVERAGE BALANCES
Assets	$653,635	$646,642	$640,670	$652,725	$632,539	$647,007	$626,745
Earning assets	616,555	610,138	604,911	615,725	595,806	610,556	590,279
Loans	456,865	447,009	427,916	408,524	408,069	443,977	413,368
Deposits	519,828	515,511	512,192	524,078	502,514	515,858	499,791
Shareholders’ equity	65,471	63,877	62,625	61,230	60,112	63,996	59,316

ENDING BALANCES
Assets	$654,391	$649,890	$637,202	$650,314	$632,381
Earning assets	617,264	610,221	602,306	610,251	597,476
Loans	463,211	450,789	433,453	422,871	412,974
Deposits	522,240	516,497	509,980	525,042	505,088
Shareholders’ equity	65,751	64,407	62,796	61,266	60,504

NOTES:

(a) – Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	September 30, 2016	September 30, 2015
(Dollars in thousands, except per share data)
ASSETS
Cash and cash equivalents
Cash and due from banks	$14,396	$11,940
Interest-earning deposits in other banks	13,308	27,896
Federal Funds Sold	—	—

Total cash and cash equivalents	27,704	39,836
Securities
Available-for-sale, at fair-value	112,924	115,231
Held-to-maturity	22,964	36,621
Restricted stock, at cost	4,614	4,614

Total securities	140,502	156,466
Loans held for sale	243	140
Loans	463,211	412,974
Less allowance for loan losses	5,002	4,632

Net loans	458,209	408,342
Goodwill and core deposit intangible	5,141	5,263
Bank owned life insurance	10,292	10,016
Premises and equipment, net	8,561	8,290
Accrued interest receivable and other assets	3,739	4,028

TOTAL ASSETS	$654,391	$632,381

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$160,947	$146,001
Interest-bearing	361,293	359,087

Total deposits	522,240	505,088
Short-term borrowings	50,967	50,823
Other borrowings	12,476	13,602
Accrued interest payable and other liabilities	2,957	2,364

Total liabilities	588,640	571,877

Shareholders’ equity
Common stock, $6.25 par value. Authorized
9,000,000 shares; issued 2,980,602 shares in 2016 and 2015	18,629	18,629
Additional paid-in capital	9,815	9,884
Retained earnings	41,224	36,944
Treasury stock at cost – 238,360 shares in 2016 and 241,197 in 2015	(4,784)	(4,871)
Accumulated other comprehensive gain (loss)	867	(82)

Total shareholders’ equity	65,751	60,504

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$654,391	$632,381

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Quarter ended Sept 30,		Nine months ended Sept 30,
(Dollars in thousands, except per share data)	2016	2015	2016	2015
Interest and dividend income:
Loans, including fees	$5,042	$4,612	$14,750	$13,930
Taxable securities	634	683	2,032	2,041
Nontaxable securities	163	142	482	408
Other	24	25	73	58

Total interest and dividend income	5,863	5,462	17,337	16,437

Interest expense:
Deposits	249	271	758	815
Other	117	123	351	365

Total interest expense	366	394	1,109	1,180

Net interest income	5,497	5,068	16,228	15,257
Provision for loan losses	164	—	493	389

Net interest income after provision for loan losses	5,333	5,068	15,735	14,868

Noninterest income
Service charges on deposits accounts	301	315	867	916
Trust services	213	198	657	643
Debit card interchange fees	270	250	803	723
Gain on sale of loans	71	114	221	306
Gain on sale of securities	1	—	1	56
Other	239	242	635	709

Total noninterest income	1,095	1,119	3,184	3,353

Noninterest expenses
Salaries and employee benefits	2,319	2,222	6,945	6,596
Occupancy expense	229	252	707	777
Equipment expense	170	166	513	497
Professional and director fees	221	173	584	665
Software expense	203	198	587	600
Marketing and public relations	94	111	322	286
Debit card expense	120	102	338	310
Other expenses	638	720	2,049	2,135

Total noninterest expenses	3,994	3,944	12,045	11,866

Income before income tax	2,434	2,243	6,874	6,355
Federal income tax provision	740	687	2,089	1,940

Net income	$1,694	$1,556	$4,785	$4,415

Net income per share:
Basic	$0.61	$0.57	$1.74	$1.61

Diluted	$0.61	$0.57	$1.74	$1.61